KRONOS WORLDWIDE, INC. ANNOUNCES AN ENERGY RELATED SURCHARGE AND A NEW PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS IN EUROPE

CRANBURY, NEW JERSEY – May 23, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) announced an energy related surcharge and a new price increase for all titanium dioxide grades sold in Europe including Eastern Europe. Kronos Worldwide will implement these changes to partially offset its continuing cost increases, primarily energy, raw materials and distribution.  Prior efforts to implement increases to cover these higher costs have not been successful, and currently almost all of the industry producers of TiO2 are operating at a loss.  The first of what could be a number of plant shutdowns in the industry has recently occurred, and Kronos believes this situation, which if continued could lead to significant reductions in industry wide production capacity, should be of concern for both producers and consumers of TiO2.

•	Effective June 9, 2008 a surcharge of 40 Euro/mt will be added to all European invoices for all Kronos titanium dioxide products.

•	Effective June 15, 2008 or as contracts permit, prices for all Kronos titanium dioxide pigments sold in Europe will be increased by 50 Euro/mt.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent the Company’s beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. The factors that could cause actual future results to differ materially include, but are not limited to, the factors discussed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.

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